Exhibit 5.1

Main (206) 447-0900

Fax (206) 447-0849

25931-0002

August 8, 2005

The Board of Directors

Costco Wholesale Corporation

999 Lake Drive

Issaquah, Washington 98027

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to Costco Wholesale Corporation, a Washington corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission for the purposes of registering under the Securities Act of 1933 (the "Act") 1,301,441 shares (the “Shares”) of common stock, no par value (the “Common Stock”), issued under the Costco Wholesale Corporation 401(k) Retirement Plan (the “Plan”).

We have reviewed, among other things, the Company’s Articles of Incorporation and Bylaws, each as amended, the Plans and related agreements and records of corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to the Plan. We have made such other factual inquiries as we deemed necessary to render this opinion.

Based upon the foregoing and in reliance thereon, it is our opinion that the Shares have and, assuming the Shares have been issued in accordance with the Plan, been duly authorized and, when issued pursuant to the Plans and any related agreements, are validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the State of Washington and the federal laws of the United States.

We hereby authorize and consent to the use of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ HELLER EHRMAN LLP